Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-14 of Northern Lights Fund Trust, of our reports dated November 29, 2016, relating to our audits of the financial statements and financial highlights of Deer Park Total Return Credit Fund and Sandalwood Opportunity Fund, which appear in the September 30, 2016 Annual Reports to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights” and “Representations and Warranties" in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

December 15, 2016